Exhibit 10.2

Cubist Pharmaceuticals, Inc.

Performance-Based Management Incentive Plan

1.              Purpose.  The purpose of the annual/short-term incentive programs of Cubist Pharmaceuticals, Inc. (the “Company”) is to attract and retain persons of outstanding abilities and qualifications and, among other things, to motivate these individuals to focus on the achievement of important short-term business objectives that create and protect shareholder value and that are expected to have a positive long-term impact on the Company’s success, and to reward the accomplishment of such short-term business objectives.

2.              Certain Key Terms.

a.                                      This Cubist Pharmaceuticals, Inc. Performance-Based Management Incentive Plan (the “MIP”) sets forth the terms of the Company’s annual incentive program for individuals who the Compensation Committee (the “Committee”) of the Company’s Board of Directors determines are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

b.                                      Payments made pursuant to awards under the MIP are intended to qualify for the performance-based compensation exception under Section 162(m) and will be construed in a manner consistent with Section 162(m).

c.                                       Except as otherwise set forth in the MIP, the MIP will be administered by the Committee.

d.                                      Any awards granted or amounts paid under the MIP, shall identify, in or more written documents:

i.                  the performance period for each award;

ii.               the target payouts for each award, which may be expressed as a percentage of the annual base salary of the Participant or as a specified dollar amount; and

iii.            one or more applicable objective corporate or individual performance goals applicable to each award for the performance period, and that will be assessed to determine the target payout, based on the Performance Criteria listed in Section 5 below and the relative weighting of such performance goals.

3.              Performance Periods.  Performance periods may be a minimum of six (6) months and a maximum of sixty (60) months in length.  Performance periods need not be sequential and may occur simultaneously.  Performance periods under the MIP may overlap, and separate payments may be made to Participants pursuant to awards for overlapping performance periods.

4.              Target Payouts/Payments

a.                                      Payments pursuant to awards under the MIP will be paid in cash and/or Company common stock.  The Company has the right to deduct taxes or other amounts required by law to be withheld from payments made under the MIP.

b.                                      The Committee will adopt objective formulas or standards for calculating the payments to be made to a Participant upon the achievement of performance goals based on one or more Performance Criteria listed in Section 5.  The Committee will adopt such formulas or standards for each performance period no later than the latest time permitted by Section 162(m) (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period; and, for periods of less than one year, before twenty-five percent (25%) of the performance period has elapsed). The Committee may establish certain specified performance goals as threshold goals, which, if not met, will preclude the Participant from receiving any award for the performance period to which such formula or standard applies.

c.                                       Except as provided in Section 6 below, no Participant will be entitled to receive a payment under the MIP unless and until the Committee certifies in writing that the Company and/or the Participant has achieved the established performance goals based upon applicable Performance Criteria and the level of achievement against such performance goals.  The Committee will, as soon as reasonably practicable after the necessary performance results for the performance period become available, determine the final percentage achievement against the corporate and/or individual performance goals based upon applicable Performance Criteria and make the written certification to that effect required by this Section 4(c), and the determinations in the Committee’s written certification will be final and conclusive.  In making its determination and issuing its written certification, the Committee may not waive the achievement of the applicable performance goals, except as provided in Section 6, or under such other conditions where such waiver will not jeopardize the treatment of other payments made under the MIP as “performance-based compensation” under Section 162(m).

d.                                      The Committee may not exercise discretion to increase a Participant’s payout as determined under the applicable formula or standard for determining payouts for a performance period and as set forth in the Committee’s certification; however, the Committee may, in its sole discretion, reduce a payment under the MIP on the basis of corporate and/or specific individual goals or for other reasons.

e.                                       Except as set forth in Section 6, all payments made under the MIP shall be made within the sooner of 90 days following the end of the performance period or March 15 of the year following the calendar year in which any payment under the MIP was earned.

f.                                        The amount payable under the MIP to any Participant during any calendar year may not exceed $2,000,000.

g.                                       No payment may be made pursuant to an award under the MIP for a performance period that will end after the Company’s 2016 annual stockholders meeting until the listed performance measures set forth in the definition of “Performance Criteria” in Section 5 (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the Company’s stockholders in accordance with the requirements of Section 162(m), unless such payout is made contingent upon such approval.

h.                                      In addition to any other terms and conditions set forth in the MIP or other relevant documentation, all or part of the grant, vesting and/or payout of a payment under the MIP may be made subject to future service and such other restrictions and conditions as may be established by the Committee.

5.              Performance Goals and Performance Criteria.  Performance goals will be based on objectively determinable measures of performance relating to any of or to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, functional, subsidiary, line of business, project or geographical basis or in combinations thereof) (“Performance Criteria”): sales; revenues; assets; expenses; earnings or earnings per share; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; income, pre-tax income, net income, operating income, pre-tax profit, operating profit, net operating profit or economic profit; gross margin, operating margin, profit margin, return on operating revenue, return on operating assets, cash from operations, operating ratio or operating revenue; market capitalization; expenses or certain types of expenses; sales of particular products or services; customer acquisition, expansion or retention; acquisitions and divestitures (in whole or in part) and/or integration activities related thereto; joint ventures, collaborations, licenses and strategic alliances, and/or the management and performance of such relationships; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; achievement of clinical trial or research objectives; achievement of manufacturing and/or supply chain objectives; achievement of litigation-related objectives and/or objectives related to litigation expenses; achievement of human resource, organizational and/or personnel objectives; achievement of information technology or information services objectives; or achievement of real estate, facilities or space planning objectives.   A Performance Criterion and any targets with respect thereto determined by the Committee shall be based on achievement of an objectively determinable performance goal.  To the extent consistent with the requirements of the performance-based compensation exception under Section 162(m), the Committee may adjust one or more of the Performance Criteria applicable to a Participant’s payout in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

6.              Effect of Certain Events.

a.                                      Except as set forth in Section 6(b) or (c), if a Participant’s employment terminates during a performance period, then the Participant shall not be entitled to a payment under the MIP for such performance period.

b.                                      An award, or otherwise applicable agreement, may provide that the award will be deemed earned as a result of a Participant’s death or disability, even if the award would not constitute “performance-based compensation” under Section 162(m) following the occurrence of such an event.  In the absence of any such provision addressing the consequences of a Participant’s death or disability, the Committee may also determine, in its sole discretion, that an award may be deemed earned by a Participant as a result of death or disability even if the award would not constitute “performance-based compensation” under Section 162(m).  Unless the award or otherwise applicable agreement provides otherwise, or the Committee determines otherwise, the amount to be paid under these circumstances shall be determined by multiplying the Participant’s target payout for the performance period by a fraction representing the portion of the performance period that has elapsed prior to the Participant’s death or disability.  Payments under this Section 6(b) will be made within the sooner of 90 days of the Participant’s death or disability or March 15 of the year following the calendar year in which such event occurred.

c.                                       An award, or otherwise applicable agreement, may provide that the award will be deemed earned in connection with, or on the basis of termination of employment following, a change of control, even if the award would not constitute “performance-based compensation” under Section 162(m) following the occurrence of such a change of control.  In the absence of any such provision addressing the consequences of a change of control, the Committee may also determine, in its sole discretion, that an award may be deemed earned by a Participant in connection with, or on the basis of termination of employment following, a change of control, even if the award would not constitute “performance-based compensation” under Section 162(m).  Payments under this Section 6(c) will be made within the sooner of 90 days of the change of control, or the Participant’s termination of employment following a change of control, as the case may be, or March 15 of the year following the calendar year in which such event occurred.

7.              Administration.

a.                                      The Committee shall administer the MIP.  The Committee shall consist solely of two or more members of the Board of Directors that qualify as “outside directors” for purposes of Section 162(m).  Except as set forth in the MIP or as required by the Company’s governance documents and/or applicable laws and regulations with respect to the approval of the Board of Directors, the Committee shall have full power to construe and interpret the MIP, establish and amend rules and regulations for its administration, determine eligibility, determine, modify or waive the terms and conditions of any award, prescribe forms, rules and procedures and perform all other acts relating to the MIP, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the MIP.  All decisions made by the Committee relating to or in connection with the MIP shall be final, conclusive, and binding on all affected persons.  Notwithstanding the above, and except as otherwise provided in Section 6, the Committee will exercise its discretion consistent with qualifying payments under the MIP for the performance-based compensation exception under Section 162(m).  Subject to applicable laws and regulations, including Section 162(m), the Committee may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine and (ii) to such employees or other persons as it determines, such administrative tasks as it deems appropriate.  The Committee shall provide the Board of Directors with regular reports regarding its administration of the MIP.

b.                                      The Committee may amend, modify or terminate the MIP or any Participant’s participation in the MIP at any time or on such conditions as the Committee shall deem appropriate.  The rights of the Committee set forth in the preceding sentence are subject to the following: (i) once the Committee has established the performance goals underlying an award under the MIP and except as provided for in Section 5, the Committee may not change such performance goals or the formula for computing whether such goals were met or increase the amount of the target payout, except that the Committee may decrease the amount of a Participant’s actual payout; (ii) no amendment of the MIP shall operate to annul, without the consent of the affected Participant, an award already made under the MIP; and (iii) if stockholder approval is required to effect the Committee’s action, the action will be subject to the receipt of stockholder approval.

8.              General.

a.                                      The terms and provisions of the MIP will be construed in a manner that is consistent with Section 162(m).

b.                                      The MIP is not a contract between the Company and any Participant.  Neither the establishment of the MIP, nor any action taken hereunder, shall be construed as giving any Participant any right to remain in the employ of the Company.

c.                                       The Committee may cancel, rescind, withhold or otherwise limit or restrict any payment at any time if a Participant is not in compliance with all applicable provisions of the MIP and any applicable agreement or violates any Company policy.

d.                                      The Company may recoup payments made to a Participant under the MIP if required by applicable law or regulation or in accordance with any clawback/recoupment policy implemented by the Company from time to time.

e.                                       A Participant’s right and interest under the MIP may not be assigned or transferred, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation to make any payments under the MIP with respect to the Participant.

f.                                        The MIP shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payments under the MIP.

g.                                       Payments under the MIP are intended either to be exempt from the rules of Section 409A of the Internal Revenue Code of 1986, or any successor thereto (“Section 409A”) or to satisfy those rules, and shall be construed accordingly. Notwithstanding anything to the contrary in the MIP, the Company, its affiliates and subsidiaries, the Committee, the Board of Directors and any person acting on its or their behalf shall not be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment under the MIP to satisfy the requirements of Section 409A or by reason of Section 4999 of the Internal Revenue Code of 1986, or any successor thereto.

h.                                      The validity, construction, interpretation and effect of the MIP shall exclusively be governed by and determined in accordance with the laws of the state of Delaware, without giving effect to its conflict of laws provisions.